Exhibit 23.1
PRIVATE & CONFIDENTIAL
March 27, 2009
ZenithOptimedia
24 Percy Street
London WIT 2BS
Re: SearchMedia International Limited — References to ZenithOptimedia Report
Dear Sirs:
As you know, we intend to refer to a certain ZenithOptimedia report (the “Report”) in our Registration Statement on Form S-4 (the “Registration Statement”) relating to our proposed initial public offering or merger transaction in the U.S. (the “Proposed Transaction”). We have attached in Appendix I extracts from the Registration Statement which contain references to the Report. Please note that we may make amendment to the Registration Statement from time to time before its filing with the U.S. Securities and Exchange Commission (“SEC”).
We would like to seek your written consent to our references to the Report as indicated on Appendix I hereto in the Registration Statement and any other documents in connection with the Proposed Transaction. Please note that the Registration Statement has not been publicly filed and that all matters relating to the Proposed Transaction are still confidential. We would appreciate it if you could kindly indicate your consent by signing and returning the enclosed letter.
Yours faithfully,
For and on behalf of SearchMedia International Limited

Name:
Title:
Agreed and Consented to by:

/s/ Jonathan Barnard
Name:	Jonathan Barnard
Title:	Head of Publications